Exhibit 99.1

Guidance Software Appoints Max Carnecchia to Board of Directors

PASADENA, Calif., March 13, 2015 — Guidance Software, Inc. (Nasdaq:GUID), the World Leader in Digital Investigations(TM), announced today that it has appointed Max Carnecchia to its Board of Directors. Carnecchia is the Chief Executive Officer of BIOVIA-Dassault Systémes.

“We are very pleased that Max has decided to bring his many years of industry experience to the Guidance Software board,” said Shawn McCreight, Chairman and Chief Technology Officer for Guidance Software. “His experience running and directing public software companies, and his focus on increasing shareholder value, will be a great help to us now and in the future.”

Board Member Biography

Max Carnecchia is the Chief Executive Officer of BIOVIA-Dassault Systémes. After acquiring Accelrys in 2014, Dassault Systémes announced the creation of the BIOVIA brand combining Dassault Systémes’ own efforts in BioIntelligence, their collaborative 3DEXPERIENCE technologies and leading life sciences and materials science solutions from Accelrys. Prior to this, Mr. Carnecchia had served as President and CEO of Accelrys and a member of the Board of Directors since 2009. Mr. Carnecchia led Accelrys through significant growth and transformation, successfully transitioning the company from a leading provider of scientific business intelligence software to the leading global provider of Scientific Product Lifecycle Management software and services.

Prior to Accelrys, Mr. Carnecchia served as President of Interwoven, a global leader in content management solutions, having previously served as Vice President of Alliances and Senior Vice President of Worldwide Sales after joining Interwoven in 2001. Prior to this, Mr. Carnecchia served as Vice President of Global Sales for Xoriant; Vice President of Worldwide Field Operations for Smart DB Corporation sales; and he held management positions at Intel and Group 1 Software.

Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from The Stevens Institute of Technology. He serves on the Board of Directors of Agilysys, Inc. (NASDAQ: AGYS), a leading developer and provider of innovative information technology and hospitality software and services. He also serves on the Board of Directors of ALDA (Analytical Life Science & Diagnostics Association).

About Guidance Software, Inc.

Guidance Software is recognized worldwide as the industry leader in endpoint investigation solutions for security incident response and forensic analysis. Its EnCase® Enterprise platform, deployed on an estimated 25 million endpoints, is used by more than 70 percent of the Fortune 100, more than 45 percent of the Fortune 500, and numerous government agencies to conduct digital investigations of servers, laptops, desktops and mobile devices. Built on the EnCase Enterprise platform are market-leading cybersecurity, IT help desk, and electronic discovery solutions, EnCase® Cybersecurity, EnCase® Analytics, EnCase® Remote Recovery + and EnCase® eDiscovery. They empower organizations to conduct speedy and thorough security incident response, reveal previously hidden advanced persistent threats or malicious insider activity, recover lost files, perform sensitive data discovery for compliance purposes, and respond to litigation discovery requests. For more information about Guidance Software, visit www.encase.com.

EnCase®, EnScript®, FastBloc®, EnCE®, EnCEP®, Guidance Software™, LinkedReview™, EnPoint™ and Tableau™ are registered trademarks or trademarks owned by Guidance Software in the United States and other jurisdictions and may not be used without prior written permission. All other trademarks and copyrights referenced in this press release are the property of their respective owners.

Guidance Software

Brigitte Engel

626-229-9191

newsroom@encase.com

or

Ross Levanto/Davida Dinerman

MSLGROUP

781-684-0770

guidance@schwartzmsl.com

GUID-F

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